Exhibit 10.5

Execution Version

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE BORROWER HAS RECEIVED EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE BORROWER.

SECURED PROMISSORY NOTE

August 8, 2023 (the “Closing Date”)	$15,000,000

FOR VALUE RECEIVED, WHEELS UP EXPERIENCE INC., a Delaware corporation (the “Borrower”), hereby covenants and promises to pay to Delta Air Lines, Inc. (the “Payee”), the principal amount of (a) FIFTEEN MILLION DOLLARS ($15,000,000), or, if less, (b) the aggregate unpaid principal amount of the loans made by the Payee pursuant to Section 1(a) below, together, in each case, with any accrued interest and any other amounts payable hereunder or under any other Loan Document. Unless otherwise indicated herein, capitalized terms used but not otherwise defined in this Note have the meanings set forth in Section 9 hereof.

1.             Loans.

(a)            The Borrower hereby covenants and promises to pay to the Payee the aggregate unpaid principal amount of the loan advances made to the Borrower under this Note, together with interest thereon calculated in accordance with the provisions of this Note. Subject to the terms and conditions of this Note and upon satisfaction of the conditions set forth in the closing checklist attached hereto as Exhibit B, the Payee agrees to advance the Borrower a loan or loans in the aggregate original principal amount of up to $15,000,000. Subject to the satisfaction of the conditions set forth in the closing checklist attached hereto as Exhibit B, on August 9, 2023 the Payee will advance to the Borrower a loan in the aggregate original principal amount of $10,000,000 and, thereafter, until August 11, 2023 (inclusive), the Borrower may request, and the Payee agrees to make, an additional loan advance on any day; provided that, (i) the aggregate principal amount of such additional loan may not exceed the amount by which “Ending WUP Cash” is less than “Accrued Liabilities” (in each case, as set forth in and in accordance with the cash flow forecast delivered to the Payee on the immediately preceding Business Day (which such forecast shall be in form and substance substantially consistent with the cash flow forecast previously circulated between Borrower and Payee on or prior to the date hereof)) as of 5:00 p.m. New York time on the immediately preceding Business Day, (ii) there shall be no more than 3 advances in total and (iii) the aggregate original principal amount of all such advances shall not exceed $15,000,000. The loan advances made by the Payee pursuant to this Section 1(a) shall be sent by wire transfer of immediately available funds directly from the Payee to an account designated by the Borrower.

(b)            Interest Accrual. Interest shall accrue on a daily basis at a rate of 10% per annum (calculated on the basis of a 360 day year for the actual number of days elapsed and compounded quarterly) on the unpaid principal balance of this Note then outstanding; provided, however, that, upon the occurrence and during the continuance of an Event of Default interest shall accrue on the unpaid principal balance of this Note, together with all other outstanding Obligations, at a rate of 12% per annum (calculated on the basis of a 360 day year for the actual number of days elapsed and compounded quarterly) (“Default Rate”).

2.             Payments, etc.

(a)            Payment of Interest. All accrued and unpaid interest on this Note shall be payable in kind as compounded interest and added to the aggregate principal amount of this Note, in arrears on the last day of each calendar quarter, commencing with the calendar quarter ending September 30, 2023 and ending on the Maturity Date. Any interest accruing at the Default Rate shall be payable on demand by the Payee.

(b)            [Reserved].

(c)            Maturity Date. On February 4, 2024 (the “Maturity Date”), the Borrower shall pay in cash the entire unpaid principal amount of this Note then outstanding to the Payee together with all accrued and unpaid interest thereon and any other expenses and obligations hereunder.

(d)            Prepayment at Borrower’s Election. At any time, after two (2) Business Day’s advance written notice to the Payee, the Borrower may without premium or penalty prepay in cash all or any portion of the unpaid principal amount of this Note.

(e)            Mandatory Prepayment.

(i)            [Reserved].

(ii)           Asset Dispositions. Within two (2) Business Days after the receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Asset Disposition or Recovery Event, the Borrower shall prepay the outstanding Obligations in an amount equal to 100% of such Net Cash Proceeds.

(iii)          Equity Interests. If any Equity Interests shall be issued by any Obligor, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Obligations.

(iv)          Indebtedness. If the Borrower or any Subsidiary incurs or issues Indebtedness for borrowed money which is not permitted to be incurred under Section 6(a), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Obligations.

(v)           Notice to the Payee. The Borrower shall deliver to the Payee written notice (which may be concurrent) of any prepayment required by this Section 2(e), and, at the time of such prepayment, a certificate signed by the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid.

(f)            [Reserved].

(g)            Application of Principal Payments and Reductions. All payments and prepayments of principal on this Note and all principal reductions effected in accordance with the terms of this Note shall be accompanied by the payment of all accrued and unpaid interest thereon and shall be applied first, to accrued but unpaid interest under this Note and second, to the unpaid principal balance of this Note then outstanding. Any optional prepayments pursuant to Section 2(d) shall be applied to principal as directed in writing by the Borrower. Any mandatory prepayments pursuant to Section 2(e) shall be applied to principal in the inverse order of maturities.

(h)            Payments Generally. All payments (including prepayments) to be made by the Borrower hereunder shall be made in immediately available funds in U.S. dollars, without setoff or counterclaim, before 2:00 p.m. (noon), New York City time, on the date when due. Payments of principal or interest received after 2:00 p.m. (noon), New York City time, will be considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Each such payment shall be made by wire transfer to the Payee.

(i)            [Reserved].

(j)            Payments Free of Taxes. All payments by the Borrower or any Guarantor hereunder or any other Loan Document shall be made to each Recipient free and clear of any Taxes, except as required by applicable law. If any applicable law requires deduction or withholding of any Tax from any such payment by the Borrower or any Guarantor, then the Borrower or such Guarantor or the applicable withholding agent shall be entitled to make a deduction or withholding and shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If so requested by any Recipient, the Borrower, the applicable Guarantor or the applicable withholding agent shall deliver to the Payee the original or a certified copy of each receipt evidencing payment of any Taxes made pursuant to this Section 2(j). If any Taxes are required to be withheld or deducted from any amount payable by the Borrower, any Guarantor or applicable withholding agent under this Note or any other Loan Document, then the amount payable by the Borrower or the applicable Guarantor shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section 2(j)), each Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made.

(k)            The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

3.              Guarantees; Security.

(a)            All Obligations of the Borrower shall be jointly and severally guaranteed by each current and future Subsidiary of the Borrower (other than Excluded Subsidiaries) (each such Subsidiary, a “Guarantor”) pursuant to one or more guarantees (each, a “Guaranty”) in form and substance attached hereto as Exhibit A.

(b)            All Obligations or Guarantied Obligations (as defined in the Guarantees), as applicable, shall be secured with a first priority Lien by each Obligor’s right, title and interest in all Property of such Obligor (other than Excluded Assets (as defined in the Security Agreement)), as more fully described in the Security Agreement or in any other Security Documents (excluding any such Excluded Assets, the “Collateral”).

4.              Representations and Warranties. In order to induce the Payee to enter into this Note, the Borrower makes the following representations and warranties to the Payee and such representations and warranties shall survive the execution and delivery of this Note:

(a)            Due Organization and Qualification. Each Obligor (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)            Due Authorization; No Conflicts. The execution, delivery, and performance by each Obligor of the Loan Documents to which it is a party, and the borrowing of the amounts advanced hereunder: (i) have been duly authorized by all necessary action on the part of such Obligor; and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to any Obligor or its Subsidiaries, the Governing Documents of any Obligor or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Obligor or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract of any Obligor or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Obligor, other than Liens permitted by Section 6(b), or (D) require any approval of any Obligor’s interest holders or any approval or consent of any Person under any contract of any Obligor, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of contracts, for consents or approvals, the failure to obtain could not individual or in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)            Government Consents. The execution, delivery, and performance by each Obligor of the Loan Documents to which such Obligor is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered in accordance with the Loan Documents for filing or recordation, as of the Closing Date or as of such later date as is permitted or contemplated pursuant to the Loan Documents.

(d)            Binding Obligations. Each Loan Document has been duly executed and delivered by each Obligor that is a party thereto and is the legally valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ right generally.

(e)            Compliance with Laws. No Obligor (a) is in violation of any Applicable Laws (including Environmental Laws, OSHA and its state and foreign equivalents) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(f)            Patriot Act. To the extent applicable, each Obligor is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Obligor or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws.

(g)            Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

(h)            Sanctions. No Obligor is in violation of any applicable Sanctions. No Obligor (a) is a Sanctioned Person, (b) has its assets located in a Sanctioned Country, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Countries or that otherwise violate Sanctions. No proceeds of any loan made hereunder will be used, directly or indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any manner that would result in a violation of Sanctions by any person.

(i)            Complete Disclosure. All factual information (other than forward-looking information, forward-looking pro forma, and projections and information of a general economic nature), taken as a whole, furnished by or on behalf of an Obligor in writing to the Payee (including all information contained in the other Loan Documents) for purposes of or in connection with this Note or the other Loan Documents, was, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(j)            Payment of Taxes. All U.S. federal and other material tax returns and reports of each Obligor required to be filed by any of them have been timely filed, and all material Taxes and all material assessments, fees and other governmental charges upon an Obligor and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Obligor and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. The Borrower has no knowledge of any proposed Tax assessment against an Obligor or any of its Subsidiaries that is not being actively contested by such Obligor or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(k)            No Material Adverse Effect. All historical financial statements relating to the Borrower and their respective Subsidiaries that have been delivered by the Borrower to the Payee have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects the Borrower’s and its Subsidiaries’ financial condition (consolidated to the extent specified in such financial statements) as of the date thereof and results of operations for the period then ended. Since December 31, 2022, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Borrower and their respective Subsidiaries, taken as a whole.

(l)             Holding Company. The Borrower is a holding company and does not have any liabilities (other than liabilities arising under the Loan Documents), own any assets (other than the Equity Interests of its Subsidiaries), or engage in any operations or business (other than the ownership of the Equity Interests its Subsidiaries), other than liabilities, assets, operations, and business incidental to the foregoing, including maintenance of its existence and good standing (including, for the avoidance of doubt, any of the foregoing exceptions or other actions attendant to or necessary in connection with maintaining the Borrower’s status as a publicly-traded company).

(m)           ERISA Events. No ERISA Event (or any event similar to an ERISA Event with respect to a Foreign Plan) has occurred or is reasonably expected to occur.

(n)            Intellectual Property; Data Protection. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) each of the Obligors and each of their respective Subsidiaries owns, or has the valid and enforceable right to use, any and all intellectual property or similar proprietary rights throughout the world, including trademarks, service marks, trade names, domain names, copyrights, patents, technology, software, know how, database rights, design rights and trade secrets, and any and all registrations and applications for registration thereof and goodwill associated therewith (collectively, “IP Rights”), in each case, that are used or held for use in, or otherwise necessary for, the operation of their respective businesses as currently conducted, (ii) the conduct and operation of the respective businesses of each Obligor and its respective Subsidiaries does not infringe, misappropriate or otherwise violate the IP Rights of any third party, (iii) no claim, proceeding or litigation regarding any IP Rights is pending or, to the knowledge of each Obligor, threatened against such Obligor or any of its Subsidiaries, (iv) there has been no security breach, unauthorized disclosure or other compromise of, or unauthorized access to, any of the information technology assets, systems, networks, hardware, software, websites, applications, data or databases used by or on behalf of any Obligor or Subsidiary thereof or any of their respective businesses, and (v) each of the Obligors and each of their respective Subsidiaries is in compliance with, and has complied with, all Applicable Laws, policies, procedures and contractual obligations throughout the world, in each case, relating to the privacy, security, collection, storage, use or processing of personal information or personal data.

(o)            Air Carrier Status. Wheels Up Partners LLC (“WUP”) is a Certificated Air Carrier.

(p)            Security Documents.

(i)            Each of the Security Documents is effective to create in favor of the Payee, in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When certificates or promissory notes, as applicable, representing Collateral and required to be delivered under the applicable Security Document are delivered to the Payee, and in the case of the other Collateral described in the Security Documents (other than Real Property, Aircraft Assets and registered United States intellectual property), when financing statements and other filings are filed in such jurisdictions as may be required by the Security Agreement, the Payee shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case, prior and superior in right to the Lien of any other person (except Liens permitted hereunder).

(ii)           When each Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement is filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Payee shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors thereunder in the registered United States intellectual property included in the Collateral listed in such Security Document, in each case, prior and superior in right to the Lien of any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and service marks, issued, patents, trademark, service mark and patent applications and registered copyrights acquired by, and registered copyrights exclusively licensed to, the Borrower or the Obligors after the Closing Date).

(iii)          The Mortgages executed and delivered after the Closing Date pursuant to Section 6(h)(ii) shall be effective to create in favor of the Payee legal, valid and enforceable Liens on all of the Obligors’ rights, titles and interests in and to the Real Estate mortgaged thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Payee shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Obligors in such mortgaged Real Estate and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Liens permitted hereunder.

(iv)          Except for (A) the filing of financing statements under the Uniform Commercial Code in the State of Delaware, (B) the registration with the International Registry of the international interests with respect to the related airframe and each Aircraft Engine related to such Aircraft constituted by the FAA Mortgage with the Payee as creditor and WUP as debtor, and (C) the filing with the FAA of the FAA Mortgage and an AC Form 8050-135 in respect thereof, no further action, including any filing or recording of any document is necessary in order to establish and perfect Payee’s security interest in the Aircraft constituting Collateral as against any other Person, in each case, in any applicable jurisdictions in the United States.

(v)           The Payee, as secured party under the FAA Mortgage, is entitled to the benefits of Section 1110 with respect to the Aircraft constituting Collateral.

5.            [Reserved].

6.            Affirmative Covenants. Until the Full Payment of all Obligations, the Borrower covenants and agrees that the Borrower shall and shall cause each of its Subsidiaries to comply with each of the following, as applicable:

(a)            Use of Proceeds. Use the proceeds provided by the Payee pursuant to the terms of this Note for general corporate purposes but not, for the avoidance of doubt, to make any payments of principal, interest, fees or other amounts in respect of Indebtedness for borrowed money, including EETC.

(b)            Guaranties and Collateral. Deliver, or cause to delivered to the Payee, such guaranties, security agreements, mortgages and other Security Documents as are necessary to provide the Payee with a first priority Lien on all of the Property of the Obligors (other than Excluded Assets (as defined in the Security Agreement)) and, in each case, together with such opinions, title insurance policies, endorsements, financing statements, control agreements and other agreements, documents and instruments in furtherance of such guaranties and collateral arrangements, in each case, as the Payee may from time to time reasonably request.

(c)            Annual Financial Statements. Deliver to the Payee as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and a report thereon of an independent certified public accountant (or accountants) of recognized national standing (which report shall not be subject to a “going concern” or scope of audit qualification, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP.

(d)            Quarterly Financial Statements. Deliver to the Payee as soon as available, but in any event within 45 days after the end of each fiscal quarter, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes.

(e)            Monthly Financial Statements. Deliver to the Payee as soon as available, but in any event within 30 days (or, in the case of the last fiscal month of each fiscal quarter, 45 days) after the end of each fiscal month, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (c) and (d) of this Section 6 may be satisfied with respect to any financial statements of the Borrower by furnishing Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs.

(f)            ERISA Notices. Deliver to the Payee as soon as possible, but in any event within 5 Business Days, any notices or other communications given or received by an Obligor related to the occurrence or expected occurrence of an ERISA Event (or any event similar to an ERISA Event with respect to a Foreign Plan).

(g)            Properties, Inspection. The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Borrower reasonably deems consistent with sound business practice, and the Borrower will keep and maintain ownership and validity of all IP Rights owned by the Borrower or any of its Subsidiaries and material to the conduct or operation of any Obligor’s business. The Borrower will, and will cause each Subsidiary to, permit representatives of the Payee, to reasonably inspect any of the Property of the Borrower and each Subsidiary, the financial or accounting records of the Borrower and each Subsidiary and other documents of the Borrower and each Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the Payee under this Agreement, to examine and make copies of such records and documents of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Payee may designate; provided that (x) other than after the occurrence and during the continuance of an Event of Default, no more than one such inspection shall be conducted in any fiscal year and (y) only after the occurrence and during the continuance of an Event of Default shall such inspections be at Borrower’s expense; provided further that all such inspection rights will be limited to the extent necessary for the Borrower and its Subsidiaries to comply with contractual confidentiality obligations not entered into by the Borrower or any of its Subsidiaries for the purpose of avoiding obligations under this Section 6(g). The Payee agrees to use reasonable efforts to coordinate and manage the exercise of its rights under this Section 6(g) so as to minimize the disruption to the business of the Borrower and its Subsidiaries resulting therefrom.

(h)           Additional Collateral; Further Assurances.

(i)            With respect to any Property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Obligor (other than any property described in paragraph (ii) or (iii) below) as to which the Payee does not have a perfected Lien, promptly (and in any event within five Business Days) (A) execute and deliver to the Payee such amendments or supplements to the Security Agreement, Pledge Agreements or such other Security Documents as the Payee reasonably deems necessary or advisable to grant to the Payee a security interest in such property and (B) take all actions necessary or advisable to grant to the Payee a perfected first priority Lien in such property (subject to the limitations on perfection set forth herein and in the other Loan Documents), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement.

(ii)            With respect to any fee interest in any Real Estate having a fair market value in excess of $1,000,000 and acquired after the Closing Date by any Obligor, within 60 days of such acquisition (A) execute and deliver a first priority Mortgage in favor of the Payee covering such Real Estate, (B) if reasonably requested by the Payee, provide the Payee with the Related Real Estate Documents and (C) if reasonably requested by the Payee, deliver to the Payee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Payee.

(iii)          With respect to any new Subsidiary created or acquired after the Closing Date by any Obligor, within 20 Business Days of such creation or acquisition (A) execute and deliver to the Payee, such amendments or supplements to the Security Agreement or any other Security Document as the Payee reasonably deem necessary or advisable to grant to the Payee a perfected first priority Lien in Equity Interests of such new Subsidiary that are owned by any Obligors, (B) deliver to the Payee such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Equity Interest, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Obligor and (C) cause such new Subsidiary (other than an Excluded Subsidiary) (1) to become a party to the Security Agreement or any other relevant Security Document and a Guaranty Agreement, (2) to take such actions necessary or advisable to grant to the Payee a perfected first priority Lien in the Collateral described in the Security Agreement or the relevant Security Document (subject to the limitations on perfection set forth herein and in the other Loan Documents), with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement and (3) to deliver to the Payee a certificate from the Secretary or a director of such Subsidiary, in a form reasonably satisfactory to the Payee, attaching appropriate resolutions, incumbency and such Subsidiary’s Governing Documents.

(iv)          If reasonably requested by the Payee, each Obligor shall use commercially reasonable efforts (which shall not require any Obligor to agree to any modification to any lease or to payment of any fees other than the landlord’s legal or out-of- pocket costs in connection with negotiating the landlord’s agreement or bailee letter) to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a book value in excess of $100,000 is stored or located in the United States, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Payee.

(v)          Subject to the limitations on perfection set forth herein and in the other Loan Documents, execute any further instruments and take such further action as the Payee reasonably deem necessary to perfect, protect, ensure the priority of or continue the Payee’s first priority Lien on the Collateral, or to effect the purposes of this Note.

(i)            Compliance with Laws. Comply with the requirements of all Applicable Laws (including Environmental Laws, OSHA and its state and foreign equivalents), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(j)            Sanctions; Anti-Corruption. Comply in all material respects with (i) anti-corruption laws, (ii) anti-terrorism laws, including the Patriot Act, and (iii) Sanctions, in each case, to the extent applicable to the Obligors.

(k)            Post-Closing Actions.

(i)            Take the actions set forth on Schedule 1 (or as otherwise agreed between Payee and the Borrower) within the applicable time periods specified thereon.

(ii)           Provide Payee, no later than 24 hours prior to the filing thereof, with a draft of the Borrower’s SEC Form 12b-25, 10-Q or other applicable SEC filing form to be submitted in connection with the entry into this Note.

(l)            Air Carrier Status. At all times, cause WUP to maintain its status as a Certificated Air Carrier.

(m)            Wheels Up Fund Program. Reimburse Payee in the ordinary course upon request by Payee for costs associated with Delta Air Lines, Inc. commercial flight tickets issued by Payee to customers of the Borrower who redeem Wheels Up Fund Program balances in exchange for such commercial flight tickets.

7.            Negative Covenants. Until the Full Payment of all Obligations, the Borrower shall not, nor shall the Borrower permit any Subsidiary to, directly or indirectly:

(a)            Indebtedness. Create, suffer to exist or become obligated to pay any Indebtedness, other than:

(i)            the Obligations;

(ii)           Indebtedness that is owed to and held by any Obligor or any Subsidiary of an Obligor; provided that if such Indebtedness is owed by any Obligor to a Subsidiary that is not an Obligor, such Indebtedness shall be subordinated to the Full Payment of all Obligations on terms and pursuant to documentation reasonably acceptable to the Payee;

(iii)          guarantees incurred by any Obligor or any Subsidiary of an Obligor of Indebtedness or other obligations of any Obligor or any Subsidiary of an Obligor; provided that (A) such Indebtedness or other obligations being guaranteed are permitted hereunder and (B) such guarantees are subordinated to the Obligations to the same extent, if any, as the Indebtedness or other obligations being guaranteed;

(iv)          Indebtedness incurred in respect of workers’ compensation claims, general liability claims, unemployment or other insurance and self-insurance obligations, payment obligations in connection with health or other types of social security benefits, indemnity, bid, performance, warranty, release, judgment, appeal, advance payment, customs, surety and similar bonds, letters of credit for operating purposes and completion guarantees and warranties provided or incurred (including guarantees thereof) by any Obligor or any Subsidiary of an Obligor in the ordinary course of business;

(v)           Indebtedness under hedging obligations entered into to manage fluctuations in interest rates, commodity prices and currency exchange rates (and not for speculative purposes);

(vi)          Indebtedness arising from (A) credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), customary cash management, cash pooling or setting off arrangements, and customary automated clearing house transactions, in each case, in the ordinary course of business, (B) any bank product (excluding hedging obligations entered into for speculative purposes) or (C) cash pooling, setting-off arrangements and the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that any such Indebtedness incurred pursuant to clause (C) is extinguished within five Business Days of the incurrence thereof;

(vii)         Indebtedness in respect of customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(viii)        Indebtedness of any Obligor or any Subsidiary of an Obligor consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business; and

(ix)          Indebtedness existing as of the Closing Date1.

(b)            Liens. Create, incur, assume or suffer to exist any Lien, upon any of its property, assets or revenues, whether now owned or hereafter acquire, other than:

(i)            Liens granted to the Payee to secure the Obligations;

(ii)           Liens for Taxes either (a) not due and payable or (b) being contested in good faith and for which the Obligors maintain adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the IRC;

(iii)          Liens (including pledges or deposits) to secure payment of (A) workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business and (B) tenders, bids, surety or performance bonds, appeal bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations incurred in the normal course of business consistent with industry practice;

(iv)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(v)            leases or subleases of Real Property granted in the ordinary course of the Obligors’ businesses (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of the Obligors’ businesses (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Payee a security interest therein;

(vi)          Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions, provided that the Payee has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(vii)         non-exclusive licenses of intellectual property implied from the Borrower’s or any Subsidiary’s sales, leases, or other provisions of a product or service, in each case, granted in the ordinary course of business consistent with past practice;

(viii)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(ix)          Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

1 Note to K&E: this basket should cover the EETC.

(x)            minor survey exceptions, minor imperfections of title, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(xi)          other Liens (not securing Indebtedness) incidental to the conduct of the business of the Obligors and their Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Obligors and their Subsidiaries;

(xii)          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(a)(vi) so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xiv)         Liens solely on any cash earnest money deposits made by any Obligor or any Subsidiary of any Obligor in connection with an acquisition permitted under this Note; and

(xv)          Liens securing the EETC as of the Closing Date.

(c)            Restricted Payments. Pay any dividends or make any distribution or payment on account of or redeem, retire or purchase any of its Equity Interest, other than:

(i)            dividends or distributions made by any Subsidiary of the Borrower to the direct holder of such Subsidiary’s Capital Interests.

(d)            Investments. Directly or indirectly make any Investment, or permit any of its Subsidiaries to do so other than:

(i)            Investments consisting of cash and Cash Equivalents;

(ii)           Investments consisting of deposit accounts and securities accounts, provided that the Payee has a perfected security interest to the extent required under the Security Agreement;

(iii)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(iv)          Investments consisting of travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business;

(v)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (v) shall not apply to Investments of any Obligor in any Subsidiary;

(vi)          Investments in Property owned or used by the Obligors in the operation of their business;

(vii)         (x) Investments by any Obligor in or to any other Obligor, (y) subject to Section 7(a)(ii), Investments by any Subsidiary that is not an Obligor in or to any Obligor, or (y) Investments between Subsidiaries that are not Obligors;

(viii)        guarantees by any Obligor or any Subsidiary of an Obligor of any Indebtedness permitted under Section 7(a); and

(ix)           pledges or deposits made in the ordinary course of business.

(e)            Dispositions. Transfer, or permit any of its Subsidiaries to Transfer, in one transaction or a series of transactions, all or any part of their or their Subsidiary’s business, or Property except for:

(i)            any Transfer of Property by any Obligor or Subsidiary of an Obligor, so long as (A) such Obligor or such Subsidiary, as the case may be, received consideration at the time of such Transfer at least equal to the fair market value of the Property Transferred, (B) at least 75% of the consideration for such Transfer received by such Obligor or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, (C) no Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Transfer, and (D) the Borrower shall comply with Section 2(e)(ii);

(ii)           Transfers of worn-out, obsolete or no longer useful equipment in the ordinary course of business;

(iii)          Transfers constituting nonexclusive licenses for the use of the property of the Obligors or their respective Subsidiaries in the ordinary course of business consistent with past practice;

(iv)          Transfers consisting of the termination, sublease or assignment of real estate leases;

(v)           Transfers of inventory in the ordinary course of business;

(vi)          Transfers of cash or Cash Equivalents in the ordinary course of business;

(vii)         Transfers of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(viii)        Transfers constituting (A) an issuance of Equity Interests by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower or (B) an issuance of Equity Interests by the Borrower;

(ix)           Transfers constituting (A) transactions expressly permitted by Section 7(c), 7(d) or 7(f) or (B) the creation of a Lien permitted by Section 7(b) (but not the sale or other disposition of the property subject to such Lien); and

(x)            any Transfer of Property between Obligors.

(f)            Mergers or Acquisitions. Consummate any merger, combination or consolidation of the Borrower or any of its Subsidiaries with or into any Person or the sale of all or substantially all of the assets, stock or other evidence of beneficial ownership of the Borrower or any of its Subsidiaries (except for a Investments permitted by Section 7(d)) without obtaining the prior written consent of the Payee (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however that neither the terms and conditions of this Section 7(f) nor any other term or provision of this Note or any other Loan Document shall prohibit any merger, combination or consolidation, the terms of which provide for the contemporaneous or prior Full Payment of all Obligations.

(g)            Sale-Leaseback Transactions. Become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Obligor or Subsidiary has sold or transferred (or is to sell or transfer) to a Person that is not a Subsidiary, or (ii) that any Obligor or Subsidiary intends to use for substantially the same purpose as any other Property that, in connection with such lease, has been sold or transferred by any Obligor or Subsidiary to another Person.

(h)           Capital Expenditures. Directly or indirectly make Capital Expenditures, or permit any of its Subsidiaries to make Capital Expenditures.

(i)            Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of an Obligor (excluding, for purposes of this clause (i), Payee) on terms that are less favorable to an Obligor or a Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate in the ordinary course of business other than (i) any transactions between the Obligors expressly permitted under the Loan Documents; (ii) reasonable and customary fees paid to members of the board of directors of the Borrower and their respective Subsidiaries; (iii) compensation arrangements and benefit plans for officers and other employees of the Borrower and their respective Subsidiaries entered into and maintained in the ordinary course of business and (iv) transactions permitted under Sections 7(c), 7(d)(iv), 7(d)(vii), 7(d)(viii) or 7(d)(x). Notwithstanding the foregoing, to the extent any transaction described in clauses (ii) through (iv) of this Section 7(i) is in an amount greater than or equal to $500,000, the Borrower must provide notice to the Payee of such transaction, setting forth in reasonable detail a description of the transaction, including the parties thereto and the amount thereof.

(j)            Holding Company. With respect to the Borrower, incur any Indebtedness or other liabilities (other than liabilities arising or permitted under the Loan Documents), own any assets (other than the Equity Interests of its Subsidiaries as of the Closing Date and any other Subsidiary formed or acquired in accordance with the terms hereof after the Closing Date), or engage in any operations or business (other than the ownership of the Equity Interests of its Subsidiaries as of the Closing Date and any other Subsidiary formed or acquired in accordance with the terms hereof after the Closing Date), other than liabilities, assets, operations, and business incidental to the exceptions contained in the parentheticals to the foregoing restrictions, including maintenance of its existence and good standing (and including, for the avoidance of doubt, any of the foregoing exceptions or other actions attendant to or necessary in connection with maintaining the Borrower’s status as a publicly-traded company).

(k)            ERISA Events. Establish, contribute to, or commence any obligation to contribute to any Pension Plan or Multiemployer Plan, or terminate any Pension Plan or withdraw from any Multiemployer Plan, or otherwise cause or permit any ERISA Event (or any event similar to an ERISA Event with respect to a Foreign Plan) to occur that could reasonably be expected to result in any material liability to any Obligor.

(l)            Sanctions, Anti-Corruption. Use the proceeds of any loan made hereunder, directly or indirectly, (a)  to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any manner that would result in a violation of Sanctions by any person, or (b) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws.

Notwithstanding anything in this Agreement to the contrary, no Obligor shall sell, dispose of or transfer, or grant an exclusive license or exclusive sublicense of, IP Rights owned by such Obligor or any of its Subsidiaries and material to the conduct or operation of any Obligor’s business, in each case, to any Person except another Obligor.

8.            Events of Default; Remedies.

(a)            Events of Default. The term “Event of Default” as used herein means the occurrence or happening, at any time and from time to time, any of the following:

(i)            the failure of the Borrower to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on this Note, and such failure continues for a period of 5 Business Days, or the full amount of any principal payment on this Note;

(ii)            the Borrower or any Obligor shall be in material default under any covenant set forth in: (A) Section 6(a), 6(j), 6(k) 6(m) or 7 hereof; (B) Section 6(c), 6(d), 6(e), 6(h) or 6(i) hereof and, in the case of this clause (B), such default shall continue for a period of 10 days after the earlier of the date on which such default shall first become known to any senior officer of an Obligor or the date on which written notice thereof is given to the Borrower by the Payee; or (C) any other Section hereof or in any other Loan Document and, in the case of this clause (C), such default shall continue for a period of 30 days after the earlier of the date on which such default shall first become known to any senior officer of an Obligor or the date on which written notice thereof is given to the Borrower by the Payee;

(iii)          any representation or warranty made or deemed made by the Borrower or any Obligor or by any officer of the foregoing under or in connection with this Note or under or in connection with any report, certificate, or other document delivered to the Payee pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(iv)          any Obligor repudiates, revokes or attempts to revoke its Guaranty; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to the Payee; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Payee or solely as the result of an action or failure to act on the part of the Payee);

(v)           other than solely in respect of failure to pay principal and interest under the EETC on July 17, 2023, any breach or default of any Obligor occurs under any document, instrument or agreement (which is not cured before the expiration of any applicable grace period) to which it is a party or by which it or any of its Properties is bound, relating to any Indebtedness (other than the Obligations) in excess of $1,000,000 , if the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded, or required to be repurchased or redeemed, due to such breach;

(vi)          any judgment, order or award for the payment of money is entered against any Obligor or its assets in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $1,000,000 in the aggregate (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage)), and either (A) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (B) enforcement proceedings are commenced upon such judgment, order, or award;

(vii)         any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting a part of its business, which action could reasonably be expected to have a Material Adverse Effect; any Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement, which loss, revocation or termination could reasonably be expected to have a Material Adverse Effect; except in connection with a Transfer permitted by Section 7(e) or a merger, combination or consolidation permitted by Section 7(f), there is a cessation of any part of any Obligor’s business for any period, which cessation could reasonably be expected to have a Material Adverse Effect; or any Collateral of any Obligor is taken or impaired through condemnation, which taking or impairment could reasonably be expected to have a Material Adverse Effect;

(viii)        any Obligor generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or an Insolvency Proceeding is commenced by any Obligor; any Obligor agrees to, commences or is subject to a liquidation, dissolution or winding up of its affairs (other than in connection with a merger, combination or consolidation permitted by Section 7(f)); any Obligor makes an offer of settlement, extension, proposal (or files a notice of intention to make a proposal), plan of arrangement or composition to its unsecured creditors generally; a Creditor Representative is appointed to take possession of any substantial portion of the Property of or to operate or sell any substantial portion of the business of any Obligor; or an Insolvency Proceeding is commenced against any Obligor and such Obligor consents to the institution of the proceeding against it, such petition commencing the proceeding is not timely contested by such Obligor, such petition is not dismissed within 30 days after its filing, or an order for relief is entered in the proceeding;

(ix)          (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Obligor (including on account of an ERISA Affiliate) to a Pension Plan, Multiemployer Plan or the PBGC, or that constitutes grounds for appointment of a trustee for or termination of any Pension Plan or Multiemployer Plan; (ii) any Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan and, with respect to each of clauses (i) through (iii) above, any such event could reasonably be expected to have a Material Adverse Effect;

(x)           a Change of Control occurs; or

(xi)          once the Forbearance Agreement is effective, it shall thereafter cease to be in full force and effect.

(b)            Remedies. Upon the occurrence and during the continuation of an Event of Default, the Payee may declare all or any portion of the unpaid Obligations to be immediately due and payable and exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise (provided, however, that if an Event of Default specified in Section 8(a)(viii) occurs, the entire unpaid Obligations shall forthwith become and be immediately due and payable without any declaration or other act on the part of the Payee).

(c)            Amendment or Waiver. Except as otherwise expressly provided herein or therein, as applicable, the provisions of this Note and each other Loan Document may be amended or waived only with the consent of the Borrower and the Payee.

9.            Definitions. For purposes of this Note, the following capitalized terms have the following meanings:

“Affiliate” with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings. Notwithstanding anything herein to the contrary, for all purposes herein, Payee shall not constitute an Affiliate of Borrower or any Obligor hereunder.

“Air Carrier” shall mean a citizen of the United States undertaking by any means, directly or indirectly, to provide Air Transportation.

“Air Transportation” means Foreign Air Transportation or Interstate Air Transportation.

“Aircraft” means any contrivance invented, used or designed to navigate or fly in the air.

“Aircraft Assets” means, collectively, any Aircraft or Aircraft Engine (other than, for the avoidance of doubt, any Excluded Asset (as defined in the Security Agreement)).

“Aircraft Engine” means an engine used, or intended to be used, to propel an Aircraft, including a part, appurtenance, and accessory of the engine, except any propeller, including any part, appurtenance or accessory thereof.

“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto, as in effect in the United States.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Asset Disposition” means any Transfer pursuant to Section 7(e)(i) or to the extent not permitted hereunder.

“Borrower” has the meaning given to that term in the introductory paragraph of this Note.

“Business Day” means each day other than a Saturday, Sunday or legal holiday in the State of New York.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment, as supplemented by the Aircraft Protocol, and as adopted in any applicable jurisdiction.

“Capital Expenditures” means all expenditures for any asset that, in accordance with GAAP, would be required to be classified as a fixed or capital asset on the consolidated balance sheet of Obligors and their Subsidiaries including Capital Leases, but excluding, without duplication, any such expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed with (a) insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) proceeds of a trade-in of the assets being replaced or restored, to the extent of the trade-in value of the assets being replaced or restored, (c) by a Person other than any Obligor or Subsidiary, such as a landlord, or (d) identifiable proceeds of an equity investment in the Borrower, which equity investment is made substantially contemporaneously with the making of such expenditure.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition, and (e) any other investment approved by the Payee in its reasonable discretion.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Certificated Air Carrier” means an Air Carrier holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of Section 1110.

“Change of Control” means that: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rules 13d-3 13d-5 under the Exchange Act, except that for purposes of this clause (a) such “person” or “group” shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the board of directors (or similar governing body) of the Borrower or (b) the Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of any Obligor and of each other Subsidiary whose Equity Interests are pledged by an Obligor (other than pursuant to a transaction of a type permitted under Section 7(e) of 7(f) of this Note and other than any minority interest of any foreign Subsidiary of the Borrower as required by law).

“Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented (with itemized invoice) attorneys’ fees of outside counsel and Extraordinary Expenses) at any time incurred by or asserted against any Indemnitee in any way relating to (a) the Loan Documents, or the use of the proceeds thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in accordance with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Collateral” has the meaning given to that term in Section 3(b) of this Note.

“Copyright Security Agreement” each copyright security agreement, in form and substance reasonably satisfactory to the Payee, pursuant to which an Obligor or Subsidiary thereof grants to the Payee a first priority Lien on its registered copyrights and exclusive in-licenses to registered copyrights, as security for the Obligations or any portion thereof.

“Creditor Representative” means under any Applicable Law, a receiver, interim receiver, national receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Deposit Account” as defined in the Uniform Commercial Code as in effect in State of New York.

“Deposit Account Control Agreement” means the deposit account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of the Payee as security for the Obligations, which agreements shall, unless otherwise agreed by the Payee (a) establish the Payee’s control (for perfection purposes) over the subject lockbox(es), if any, and/or Deposit Account(s) and the proceeds thereof and (b) waive offset rights of such institution, except for customary administrative charges. Notwithstanding the foregoing, Deposit Account Control Agreements shall be required only to the extent requested by the Payee.

“EETC” means a collective reference to that certain (i) Loan Agreement, dated as of October 14, 2022 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) and (ii) Note Purchase Agreement, dated as of October 14, 2022 (as amended, restated, supplemented, or otherwise modified from time to time, the “Note Purchase Agreement” and collectively with the Credit Agreement and any other agreements and documents executed or delivered in connection therewith or in connection with the Note Purchase Agreement, each as may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Documents”), which such Note Purchase Agreement is among (a) the Loan Parties (as defined in the Note Purchase Agreement) thereto, (b) Wilmington Trust, National Association, as subordination agent for the Wheels Up Class A-1 Loan Trust 2022-1 (such trust, the “Noteholder” and Wilmington Trust, National Association, in such capacity, the “Subordination Agent”), (c) Wilmington Trust, National Association, as facility agent and security trustee (in such capacity the “Class A-1 Agent,” and together with its capacity as the Subordination Agent, the “EETC Agent”), and (d) the Lenders (as defined in the Credit Agreement, the “EETC Lenders,”), pursuant to which the EETC Lenders provided term loans to the Noteholder pursuant to the Credit Agreement and the Noteholder used the proceeds thereof to purchase notes from certain Loan Parties (and which such notes were guaranteed by certain Loan Parties as) pursuant to the Note Purchase Agreement.

“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of account debtors, exercise of set-off or recoupment, or otherwise).

“Environmental Laws” means all Applicable Laws (including all permits and mandatory programs or guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA or similar foreign Governmental Authority), Hazardous Substances or the protection or pollution of the environment, including, without limitation, CERCLA, RCRA and CWA.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law, including, without limitation, a release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from any indoor or outdoor environmental media, including, without limitation: (a) the movement of Hazardous Substances through, in, under, above or from any environmental media located within any building, structure, asset, real Property or facility; (b) the movement of Hazardous Substances off-site from any real Property; and (c) the abandonment of barrels, tanks, containers or other closed receptacles containing Hazardous Substances.

“Equity Interest” means the interest of any (a) shareholder in a corporation or company; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited or unlimited liability company or corporation; or (d) other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Obligor is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Obligor and whose employees are aggregated with the employees of any Obligor under IRC Section 414(o).

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the occurrence or expected occurrence of a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan; (d) notification that a Multiemployer Plan is or is expected to become insolvent within the meaning of Section 4245 of ERISA or has experienced or expects to experience to a “mass withdrawal” (within the meaning of Section 4219 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC or trustees to terminate a Pension Plan or Multiemployer Plan; (f) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or constitutes grounds for the termination of a Multiemployer Plan; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

“Event of Default” has the meaning given to that term in Section 8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means any Subsidiary incorporated or registered outside of the United States.

“Extraordinary Expenses” means all documented reasonable costs and expenses that the Representative may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Payee, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Payee’s first priority Lien with respect to any Collateral) or the Loan Documents, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of the Payee in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs and expenses include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, actual documented (with itemized invoice) and reasonable legal fees of outside counsel, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

“FAA” means the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Mortgage” means an Aircraft Security Agreement, in substantially the form reasonably acceptable to the Borrower and the Payee, entered into with respect to Aircraft Assets, as may be amended, restated, supplemented or otherwise modified from time to time.

“Forbearance Agreement” means that a forbearance agreement (or similar agreement) regarding the extension of the grace period applicable to certain payments owing under the EETC and executed by each of the EETC Lenders, in form and substance acceptable to Payee.

“Foreign Air Transportation” means the transportation of passengers or property by Aircraft as a common carrier for compensation, or the transportation of mail by Aircraft, between a place in the United States and a place outside the United States when any part of the transportation is by Aircraft.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary, which plan or arrangement is not subject to the laws of the U.S. or (b) mandated by a government other than the U.S. for employees of any Obligor or Subsidiary.

“Full Payment” means with respect to any Obligations, the full payment thereof (other than any unasserted contingent reimbursement and indemnification obligations) in lawful money of the United States of America in immediately available funds, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed or allowable in the proceeding).

“GAAP” means generally accepted accounting principles in effect in the U.S. from time to time, applied consistently.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, articles of association or other organizational documents of such Person.

“Governmental Authority” means any U.S. federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the U.S., a state, district or territory thereof, or any other foreign entity or government.

“Guarantor” has the meaning given to such term in Section 3(a).

“Guaranty” has the meaning given to such term in Section 3(a).

“Hazardous Substances or Hazardous Substance” means (a) any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” “contaminant” “solid waste,” “extremely hazardous,” “restricted hazardous,” “hazardous constituent,” “special waste,” or a similar designation or regulation under any Environmental Law; (b) petroleum or petroleum product (including, without limitation, waste or used oil, gasoline, heating oil, kerosene and any other petroleum products or substances or materials derived from or commingled with any petroleum products), off-specification commercial chemical product, solid waste, radioactive materials, infectious medical waste, lead based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), per- and polyfluoroalkyl substances, and radon gas; and (c) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Laws to be, hazardous, ignitable, corrosive, radioactive, dangerous or toxic.

“Indemnitees” means the Payee and its officers, directors, employees, Affiliates, agents, consultants and attorneys.

“Indebtedness” means, as applied to any Person, (a) all indebtedness for borrowed money, (b) that portion of any obligations with respect Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services which is due and payable in accordance with the agreement governing such purchase and which is not paid on the date due and payable (excluding any trade payables, trade accounts payable or other current liabilities incurred in the ordinary course of business (x) that are being contested in good faith or (y) as to which payment is not overdue by more than 30 days), accrued expenses and any obligations to pay a contingent purchase price as long as such obligation remains contingent), (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured has been assumed by that Person or is nonrecourse to the credit of that Person, (f) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit or banker’s acceptances (other than (i) letters of credit and banker’s acceptances that are secured by cash or Cash Equivalents or letters of credit and banker’s acceptances that are entered into in the ordinary course of business of such Person to the extent such letters of credit and banker’s acceptances are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following payment on the letter of credit or banker’s acceptance), (g) obligations under any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations (the amount of which shall be determined by reference to the termination cost on the date of determination) and (h) all guarantees of such Person in respect of Indebtedness of others of the kinds referred to in clauses through (g) above.

“Insolvency Proceeding” means any case or proceeding or proposal commenced by or against a Person under any state, provincial, U.S. federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or similar law (whether state, provincial, federal or foreign); (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercompany Subordination Agreement” means a subordination agreement in substantially the form reasonably acceptable to the Borrower and the Payee.

“International Registry” means the “International Registry” as defined in the Cape Town Convention, presently located in Dublin, Ireland, along with any successor registry thereto.

“Interstate Air Transportation” means the transportation of passengers or property by Aircraft as a common carrier for compensation, or the transportation of mail by Aircraft, (A) between a place in (i) a state, territory or possession of the United States and a place in the District of Columbia or another state, territory or possession of the United States, (ii) Hawaii and another place in Hawaii through the airspace over a place outside Hawaii, (iii) the District of Columbia and another place in the District of Columbia or (iv) a territory or possession of the United States and another place in the same territory or possession and (B) when any part of the transportation is by Aircraft.

“Investment” means any beneficial ownership interest in any Person (including Equity Interests and other securities), and any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lien” means any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, licenses, security interests, pledges, security transfers, security assignments, hypothecations, secured claims, statutory trusts, deemed trusts, reservations of title, exceptions, encroachments, easements, servitudes, rights-of-way, leases, and other title exceptions and encumbrances affecting Property.

“Loan Documents” means this Note, the Security Agreement, the Guaranties, the other Security Documents and any other agreement, document or instrument delivered to or in favor of the Payee and in connection with the Obligations.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has a material adverse effect on (i) the business, operations, Properties or financial condition of the Obligors, taken as a whole, (ii) the enforceability of any Loan Documents or (iii) the validity or priority of the Payee’s first priority Liens on any material portion of the Collateral as a result of an action or failure to act on the part of the Obligors; (b) impairs the ability of the Borrower to perform any of its material obligations under the Loan Documents, including repayment of any Obligations, or the ability of the other Obligors, taken as a whole, to perform any of their material obligations under the Loan Documents, including repayment of any Obligations; or (c) materially impairs the ability of the Payee to enforce or collect any outstanding Obligations or to realize upon any material portion of the Collateral (and not as a result of an action or failure to act by the Payee).

“Maturity Date” has the meaning given to such term in Section 2(c).

“Mortgage” means each mortgage, deed of trust, deed to secure debt, collateral charge mortgage, deed of hypothec or other agreement satisfactory to the Payee pursuant to which an Obligor grants to the Payee Liens upon the Real Estate owned by such Obligor as security for the Obligations, it being understood and agreed that any Real Estate leased by any Obligor shall not be required to become subject to a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, during the preceding six plan years, has made or been obligated to make contributions, or otherwise has or could expect to have any liability or obligation.

“Net Cash Proceeds” means (a) in connection with an Asset Disposition or Recovery Event, the aggregate cash proceeds received by an Obligor or any Subsidiary of an Obligor pursuant to any such Asset Disposition net of (i) in the case of an Asset Disposition, the direct costs relating to such Asset Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) Taxes paid (or reasonably estimated to be payable) by such Obligor or Subsidiary as a result thereof (it being understood for the avoidance of doubt that, in the case of an Asset Disposition, such Taxes shall include only those payable by the seller or its Affiliates as a result of such Asset Disposition), and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to any such Asset Disposition or Recovery Event or required to be paid to parties having superior rights to the proceeds of any such Asset Disposition or Recovery Event to the extent such superior rights are permitted hereunder (it being understood for the avoidance of doubt that such amounts shall include amounts required to be paid to the EETC Lenders), (b) in connection with any issuance or sale of Equity Interests, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith and (c) in connection with the sale, incurrence or issuance of any Indebtedness, the cash proceeds received from such sale, incurrence or issuance net of (i) the direct costs relating to such sale, incurrence or issuance (including legal, accounting and investment banking fees), (ii) Taxes paid (or reasonably estimated to be payable) by such Obligor or Subsidiary as a result thereof.

“Obligations” means, (i) in respect of the Borrower, all (a) principal of and premium, if any, on this Note, (b) interest, expenses, fees and other sums payable by the Borrower under this Note and the other Loan Documents, (c) obligations of the Borrower under any indemnity for Claims, (d) Extraordinary Expenses and (e) other Indebtedness, obligations and liabilities of any kind owing by the Borrower pursuant to the Loan Documents (including pursuant to Section 17 or 18 of this Note), whether now existing or hereafter arising, whether evidenced by a Guaranty or other promissory note or writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several and (ii) in respect of each Guarantor, its Guarantied Obligations (as such term is defined in the Guaranty).

“Obligor” means the Borrower or a Guarantor.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Patent Security Agreement” means each patent security agreement, in form and substance reasonably satisfactory to the Payee, pursuant to which an Obligor or subsidiary thereof grants to the Payee a first priority Lien on its issued patents and pending patent applications for the Obligations or any portion thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute,, has made contributions at any time during the preceding six plan years, or otherwise has or could expect to have any liability or obligation.

“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Pledge Agreement” means a pledge agreement in the form and substance reasonably satisfactory to the Payee, from one or more Obligors to the Payee pursuant to which an Obligor grants a first priority Lien on such Obligor’s Equity Interests in any of its Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.).

“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Recipient” means (a) the Payee or (b) any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document.

“Recovery Event” means any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any Property of the Borrower or any Subsidiary.

“Register” has the meaning assigned to such term in Section 11.

“Related Real Estate Documents” means with respect to any Real Estate, the following, in form and substance reasonably satisfactory to the Payee and received by the Payee for review prior to the effective date of the Mortgage: (a) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Payee may reasonably require with respect to other Persons having an interest in the Real Estate; (b) a perimeter boundary survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification and conducted as of a date reasonably acceptable to the Payee; (c) flood insurance in an amount of at least $25,000,0000 (or such lesser amount as the Payee may agree), with endorsements (if and to the extent applicable) and by an insurer reasonably acceptable to the Payee, if the Real Estate is within a flood plain; (d) unless otherwise agreed by the Payee, an appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to the Payee; (e) a Phase I environmental site assessment, prepared by environmental engineers reasonably acceptable to the Payee, and accompanied by such reports, certificates, studies or data as Payee may reasonably require; (f) if and to the extent requested by the Payee, evidence of a valid certificate of occupancy for all buildings located on the Real Estate, if a certificate of occupancy is required by any applicable Governmental Authority; and (g) such other documents, instruments or agreements (if any) as the Payee may reasonably require with respect to any environmental risks regarding the Real Estate.

“Remedial Work” means any investigation, site monitoring, remediation, response action, corrective action, containment, removal, clean-up, restoration or other action to address an Environmental Release of Hazardous Substances at, on, under or from any Property or to address violations of Environmental Laws on or with respect to any Property.

“Reportable Event” has the meaning given to such term in Section 4043 of ERISA or the regulations thereunder, excluding any event for which the PBGC has by regulation waived the 30 day notice requirement, or a withdrawal from a plan described in Section 4063 of ERISA.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means, at any time, (a) any person named on a Sanctions-related list of designated persons maintained by the United States government, including but not limited to OFAC and the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any person located, organized, or resident in a Sanctioned Country, (c) any person owned or controlled by one or more persons described in (a) or (b), or (d) any person that is otherwise the subject or target of Sanctions.

“Sanctions” means economic sanctions or trade embargoes administered or enforced by the United States government, including but not limited to OFAC and the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Section 1110” means Section 1110 of the U.S. Bankruptcy Code.

“Security Agreement” means the Security Agreement, in the form and substance reasonably satisfactory to the Payee, from the Obligors to the Payee and each other security agreement from any Obligor to the Payee, in each case pursuant to which such Obligor grants to the Payee a first priority Lien on such Obligor’s then-owned and thereafter acquired assets (other than Excluded Assets (as defined therein)), as security for the Obligations.

“Security Documents” means the Security Agreement, the Guaranties, the Patent Security Agreements, the Copyright Security Agreements, the Trademark Security Agreements, the Deposit Account Control Agreements, the FAA Mortgages and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Senior Officer” means the president, chief executive officer, chief financial officer or any other senior officer of the Borrower or, if the context requires, another Obligor.

“Subsidiary” means any entity in excess of 50% of whose Voting Equity Interests or Equity Interests are owned by a Person (including indirect ownership by a Person through other entities in which such Person directly or indirectly owns in excess of 50% of the Voting Equity Interests or Equity Interests).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademark Security Agreement” each trademark security agreement, in form and substance reasonably satisfactory to the Payee, pursuant to which an Obligor or Subsidiary thereof grants to the Payee a first priority Lien on its registered trademarks and service marks and pending trademark and service mark applications, as security for the Obligations or any portion thereof.

“Transfer” means, with respect to any Property, to sell, exchange, transfer, assign, license, hypothecate, pledge or make a gift, and shall include without limitation the assignment of any lease or license.

“Voting Equity Interests” means with respect to any Person, the Equity Interests of such Person ordinarily having the power to vote for the election of the directors (or, in the case of Persons which are not corporations or do not have directors, individuals performing similar functions to those of a director of a corporation) of such Person.

10.            Cancellation. Immediately after Full Payment of all Obligations, this Note shall be automatically canceled and the Payee shall immediately surrender this Note to the Borrower for cancellation. After cancellation of this Note, this Note shall not be reissued.

11.            Assignment. The Payee may assign at any time this Note to any of its Affiliates or, with the prior written consent of the Borrower (unless an Event of Default shall have occurred and be continuing), any other Person, in which event, the assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were the Payee, except as otherwise provided by the terms of such assignment or participation. The rights and obligations of the Borrower and the Payee shall be binding upon and benefit the successors and permitted assigns and transferees of the Borrower and the Payee. In the event of any permitted assignment hereunder, (i) the Payee agrees to pay for all costs associated with documenting, implementing or otherwise accommodating such transfer, (ii) the prospective Payee shall be, and shall provide a representation that it is, entering into such transfer for its own account and not with a view to, or for sale in connection with, any subsequent distribution) and the prospective Payee shall be a party to this Note (or any replacement hereof).

The Borrower shall maintain at one of its offices a copy of each notice of assignment delivered to it and a register for the recordation of the names and addresses of the Payees and the principal amount (and stated interest) of the Note owing to each Payee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and each Obligor and the Payees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Payee hereunder for all purposes of this Note, notwithstanding notice to the contrary. The Register shall be available for inspection by the Payees at any reasonable time and from time to time upon reasonable prior notice to the Borrower.

12.            Payments. All payments to be made to the Payee shall be made in the lawful money of the United States of America in immediately available funds.

13.            Nature and Extent of Liability.

(a)            Joint and Several Liability. Each Obligor agrees that its guaranty or guarantee of obligations as a Guarantor constitute a continuing guaranty or guarantee of payment and not of collection, that such obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Note (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Payee with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty or guarantee for the Obligations or any action, or the absence of any action, by the Payee in respect thereof (including the release of any security or guaranty or guarantee); (d) the insolvency of any Obligor; (e) any election by the Payee in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under Applicable Law or otherwise; (g) the disallowance of any claims of the Payee against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(b)           Waivers.

(i)            Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Payee to marshal assets or to proceed against any other Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Obligor and the Payee that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Payee would decline to purchase this Note. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)           The Payee may pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, the Payee shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Payee to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. The Payee may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Payee but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Payee or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Payee might otherwise be entitled but for such bidding at any such sale.

(c)            Joint Enterprise. The Borrower has requested that the Payee make the credit facilities available to the Borrower under this Note, in order to finance the Obligors’ businesses most efficiently and economically. The Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is or may be dependent upon the successful performance of the integrated group. The Obligors believe that the credit facilities provided to the Borrower under this Note will enhance the borrowing power of each Obligor and ease administration of such credit facilities, all to their mutual advantage. The Obligors acknowledge that the Payee’s willingness to extend credit to the Borrower and to administer the Collateral as provided under the Loan Documents is done solely as an accommodation to the Obligors and at the Obligors’ request.

(d)            Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

14.            Place of Payments. Payments of principal and interest shall be delivered as directed by prior written notice by the Payee to the Borrower.

15.            Governing Law. THE VALIDITY OF THIS NOTE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE PAYEE’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE PAYEE ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER AND THE PAYEE WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

THE BORROWER AND THE PAYEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE BORROWER AND THE PAYEE REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16.            Waiver of Presentment, Demand and Dishonor. Each Obligor hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the Obligations and any and all extensions, renewals, and modifications hereof.

17.            Expenses; Attorneys’ Fees. The Borrower shall reimburse the Payee for all Extraordinary Expenses incurred by the Payee. The Borrower shall also reimburse the Payee for all reasonable and documented legal, accounting, appraisal, consulting and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof, and (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Payee’s first priority Lien on any Collateral, to maintain any insurance required hereunder or to verify Collateral. All amounts payable by the Borrower under this Section shall be due on demand.

18.            Indemnification.

(a)            General Indemnity. SUBJECT TO SECTION 18(d) BELOW, EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY AND ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN CONNECTION WITH THE NEGOTIATION, EXECUTION, DELIVERY OR PERFORMANCE OF THIS NOTE, THE OTHER LOAN DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN CONNECTION WITH THE PAYEE’S EXERCISE, OR FAILURE TO EXERCISE, ANY RIGHT OR REMEDY HEREUNDER OR THEREUNDER (INCLUDING ENFORCING ANY INDEMNITY HEREIN OR THEREIN) OR WHICH MAY OTHERWISE BE RELATED TO ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OUT OF OR IN ANY WAY CONNECTED WITH (A) ANY MATERIAL INACCURACY OF ANY CERTIFICATION, REPRESENTATION OR WARRANTY PROVIDED TO THE PAYEE OR (B) ANY FAILURE TO PERFORM ANY OBLIGATIONS UNDER THIS NOTE;

(b)            Environmental Indemnity. SUBJECT TO SECTION 18(d) BELOW, EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY AND ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING DIRECTLY OR INDIRECTLY FROM, OUT OF OR IN ANY WAY CONNECTED WITH (A) THE EXECUTION OF ANY MORTGAGE OR THE GRANT OF ANY LIEN THEREUNDER; (B) THE EXISTENCE OR ALLEGED EXISTENCE OF ANY VIOLATION OR ALLEGED VIOLATION, NOW OR IN THE FUTURE, OF, OR LIABILITY ARISING UNDER, ANY ENVIRONMENTAL LAWS RELATING TO ANY OBLIGOR OR ANY PROPERTY CURRENTLY OR FORMERLY OWNED, LEASED OR OPERATED BY ANY OBLIGOR OR RESULTING FROM THE ACTION OR INACTION OF ANY OBLIGOR, ATTRIBUTABLE TO EVENTS OCCURRING AT ANY TIME; (C) ANY ENVIRONMENTAL RELEASE AT, ON, UNDER, TO, IN OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED, LEASED OR OPERATED BY ANY OBLIGOR; OR (D) THE ATTACHMENT OF ANY LIEN UPON ANY PROPERTY IMPOSED PURSUANT TO ENVIRONMENTAL LAW. The obligations of the Obligors under this Section shall also include, without limitation and whether foreseeable or unforeseeable, all costs of any Remedial Work required in connection with the foregoing. For purposes of this indemnity provision, any acts or omissions of any Obligor or its employees, agents, assignees, contractors or subcontractors or others acting for or on behalf of any Obligor (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to the Obligors. The obligations of the Obligors under the above-stated indemnity shall not be (i) limited by any limitations of liability provided for in any of the Loan Documents (except as provided in Section 18(d) below), (ii) diminished or affected in any respect as a result of any notice or disclosure, if any, to, or other knowledge, if any, by, any Indemnitee of any Environmental Release or threatened Environmental Release, or as a result of any other matter related to any Obligor’s obligations hereunder, or (iii) limited by any representation, warranty or indemnity of any Obligor made herein, regardless of whether the Obligors have knowledge as of the date hereof of the matters to which such representation, warranty or indemnity relates. To the best of its knowledge, no Indemnitee shall be deemed to have permitted or acquiesced to any violations of Environmental Laws, Environmental Releases, the attachment of any Lien upon any Property imposed pursuant to Environmental Law, or any breach of any Obligor’s other obligations hereunder because any Indemnitee had notice, disclosure or knowledge thereof, whether at the time this Note is delivered or at any time thereafter.

(c)            Survival of Indemnification. Without limiting the foregoing, the indemnification obligations of the Obligors hereunder shall survive the following events, to the maximum extent permitted by law: (a) repayment of the Obligations, (b) any judicial or nonjudicial foreclosure of the security for the Obligations or conveyance in lieu of such foreclosure, notwithstanding that all or any portion of any Obligations shall have been discharged thereby, (c) any election by any Indemnitee to purchase all or any portion of the ownership interests at a foreclosure sale by crediting all or any portion of the Obligations against the purchase price therefor (except to the extent and only to the extent that such Indemnitee has specifically elected in writing in its sole discretion to credit against the purchase price any claims hereunder which were liquidated in amount at the time of such foreclosure sale), (d) any release or waiver of any security for the Obligations, and (e) any termination, cancellation or modification of any of the Loan Documents (unless such termination, cancellation or modification is agreed to by the Payee and expressly provides otherwise).

(d)            Certain Limitations. Notwithstanding anything contained herein or in any other Loan Document to the contrary, in no event shall any Obligor or any other party to a Loan Document have any obligation thereunder to indemnify or hold harmless any Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee or its Affiliates. No Indemnitee shall have any liability for any special, indirect or punitive damages, and any obligations of the Indemnitees under this Note or any other Loan Document shall be several, and not joint.

19.            Business Days. If any time period for giving notice or taking action expires on a day which is not a Business Day, such time period shall automatically be extended to, the immediately following Business Day.

20.            No Waiver. The rights and remedies of the Payee expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Payee in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Payee or their respective agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Payee to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

21.            Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Note as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation”. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section, paragraph or clause means, unless the context otherwise requires, a section, paragraph or clause, respectively, of this Note; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and permitted assigns; or (g) discretion of any Person means, unless otherwise stated herein, the sole and absolute discretion of such Person. The Obligors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by the Payee under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Obligors’ knowledge” or words of similar import (including the use of such phrase in reference to the knowledge of any Obligor or the Borrower) are used in any Loan Documents, it means actual knowledge of a Senior Officer of the Obligors (or the applicable Obligor or the Borrower, respectively), or knowledge that a Senior Officer of the applicable Obligor or Obligors would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.

22.            Usury Laws. It is the intention of the Borrower and the Payee to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Payee resulting from an Event of Default, voluntary prepayment by the Borrower or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Payee either be rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Borrower. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Borrower.

23.            Counterparts; Telefacsimile or Electronic Mail Execution. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note. Delivery of an executed counterpart of this Note by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Note. Any party delivering an executed counterpart of this Note by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Note but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Note.

*      *      *      *      *

IN WITNESS WHEREOF, the Borrower has executed and delivered this Secured Promissory Note on the date first above written.

WHEELS UP EXPERIENCE INC.

By:	/s/ TODD L. SMITH
Name: Todd L. Smith
Title: Interim Chief Executive Officer and Chief Financial Officer

[Signature Page to Secured Promissory Note]

Agreed to and Acknowledged by:

DELTA AIR LINES, INC.

By:	/s/ KENNETH W. MORGE II
	Name:	Kenneth W. Morge II
	Title:	Senior Vice President – Finance & Treasurer

[Signature Page to Secured Promissory Note]

Exhibit A

Form of Guaranty

(See attached.)

FORM OF

GENERAL CONTINUING GUARANTY

This GENERAL CONTINUING GUARANTY (this “Guaranty”), dated as of [___________, 20__], among the Persons listed on the signature pages hereof as “Guarantors” and those additional entities that hereafter become parties hereto (each, a “Guarantor” and collectively, the “Guarantors”) in favor of the Payee (as defined in the Note (defined below)), in light of the following:

WHEREAS, pursuant to that certain Secured Promissory Note, dated as of August 8, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Note”) by and among the Payee, WHEELS UP EXPERIENCE INC., a Delaware corporation (the “Borrower”), the Borrower has agreed to pay to the Payee the Obligations; and

WHEREAS, each Guarantor from time to time party hereto is an Affiliate or a Subsidiary of the Borrower and, as such, will benefit by virtue of the transactions contemplated by the Note; and

WHEREAS, in order to induce the Payee to enter into the Note and the other Loan Documents and to continue to extend credit to the Borrower pursuant to the Note, and in consideration thereof, each Guarantor has agreed to continue to guaranty the Guarantied Obligations.

NOW, THEREFORE, in consideration of the foregoing, each Guarantor hereby agrees as follows:

1.            Definitions and Construction.

(a)            Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Note. The following terms, as used in this Guaranty, shall have the following meanings:

“Guarantied Obligations” means all (a) principal of and premium, if any, on the Note, (b) interest, expenses, fees and other sums payable by the Borrower (or on behalf of the Borrower by any Obligor) under the Note and the other Loan Documents, (c) obligations of the Borrower (or on behalf of the Borrower by any Obligor) under any indemnity for Claims, (d) Extraordinary Expenses and (e) other Indebtedness, obligations and liabilities of any kind owing by the Borrower (or on behalf of the Borrower by any Obligor) pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a Guaranty or other promissory note or writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Guarantors” has the meaning set forth in the preamble to this Guaranty.

“Guaranty” has the meaning set forth in the preamble to this Guaranty. “Note” has the meaning set forth in the recitals to this Guaranty.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Voidable Transfer” has the meaning set forth in Section 8 of this Guaranty.

(b)            Construction. Unless the context of this Guaranty clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Guaranty refer to this Guaranty as a whole and not to any particular provision of this Guaranty. Section, subsection, clause, schedule, and exhibit references herein are to this Guaranty unless otherwise specified. Any reference in this Guaranty to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein or in the Note). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

(c)            The captions and headings are for convenience of reference only and shall not affect the construction of this Guaranty.

2.            Guaranty.

(a)            In recognition of the direct and indirect benefits to be received by Guarantors from the proceeds of the loan advances, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations. If any or all of the Guarantied Obligations becomes due and payable, after giving effect to any cure periods contained in the Note, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to the Payee, together with any and all reasonable and documented expenses that may be incurred by the Payee in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Guarantied Obligations or any collateral for the obligations of the Guarantors under this Guaranty). If claim is ever made upon the Payee for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and the Payee repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over the Payee or any of its property, or (ii) any settlement or compromise of any such claim effected by the Payee with any such claimant (including any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of any other Obligor, and the Guarantors shall be and remain liable to the Payee hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Payee.

(b)            The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Obligor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking, (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Obligor, (iii) any payment made to the Payee on account of the Guarantied Obligations which the Payee repays to any Obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (iv) any action or inaction by the Payee; or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Guarantied Obligations or of any security therefor.

(c)            This Guaranty includes all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by the Payee, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by the Payee of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Payee in existence on the date of such revocation and (iv) no payment by any Guarantor or from any other source, prior to the date of the Payee’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder. This Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of the Payee and its respective successors, transferees, or permitted assigns, and shall be enforceable by the Payee.

(d)            The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or the Borrower or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or the Borrower or any other Person and whether or not any other Guarantor or the Borrower or any other Person be joined in any such action or actions. Each of the Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each of the Guarantors.

(e)            Each of the Guarantors authorizes the Payee, without notice or demand (except for such notices expressly agreed to be provided by the Payee under the Loan Documents), and without affecting or impairing its liability hereunder, from time to time to:

(i)            change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter: (A) any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon); or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, renewed, or altered;

(ii)            take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Obligations or any of the Guarantied Obligations (including any of the obligations of all or any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;

(iii)           exercise or refrain from exercising any rights against the Borrower;

(iv)          release or substitute any one or more endorsers, guarantors, the Borrower, or other obligors;

(v)            settle or compromise any of the Obligations, any security therefor, or any liability (including any of those of any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors;

(vi)          apply any sums by whomever paid or however realized to any liability or liabilities of the Borrower to the Payee regardless of what liability or liabilities of the Borrower remain unpaid;

(vii)         consent to or waive any breach of, or any act, omission, or default under, this Guaranty, any other Loan Document, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Guaranty, any other Loan Document or any of such other instruments or agreements; or

(viii)        take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guaranty.

(f)            It is not necessary for the Payee to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(g)            Each Guarantor jointly and severally guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Payee. The obligations of each Guarantor under this Guaranty are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any other Guarantor or whether any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(i)            any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(ii)            any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guarantied Obligations resulting from the extension of additional credit;

(iii)           any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;

(iv)           the existence of any claim, set-off, defense, or other right that any Guarantor may have at any time against any Person, including the Payee;

(v)           any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor;

(vi)          any right or defense arising by reason of any claim or defense based upon an election of remedies by the Payee, including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any other Obligor or any guarantors or sureties;

(vii)         any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of the Borrower; or

(viii)        any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Guarantor or surety (other than a defense of Full Payment of the Guarantied Obligations).

(h)            Waivers:

(i)            Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Payee to (i) proceed against any other Obligor or any other Person, (ii) proceed against or exhaust any security held from any other Obligor or any other Person, or (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Obligor, any other Person, or any collateral, or (iv) pursue any other remedy in the Payee’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower or any other Person based on or arising out of the disability of the Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower. The Payee may foreclose upon any Collateral held by the Payee by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy the Payee may have against the Borrower or any other Person, or any security.

(ii)            Each of the Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurrence of additional Obligations or other financial accommodations, other than such notices as are expressly agreed to be provided by the Payee under the Loan Documents. Each of the Guarantors waives notice of any Event of Default under any of the Loan Documents. Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope, and extent of the risks which each of the Guarantors assumes and incurs hereunder, and agrees that the Payee shall not have any duty to advise any of the Guarantors of information known to them regarding such circumstances or risks.

(iii)          To the fullest extent permitted by applicable law, each Guarantor hereby waives: (A) any right to assert against the Payee any defense (legal or equitable) (other than the defense of Full Payment of the Guarantied Obligations), set-off, counterclaim, or claim which each Guarantor may now or at any time hereafter have against the Payee or any other party liable to the Payee; (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (C) any right or defense arising by reason of any claim or defense based upon an election of remedies by the Payee including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against the Borrower or other guarantors or sureties; and (D) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder.

(iv)          No Guarantor will exercise any rights that it may now or hereafter acquire against the Borrower or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Payee against the Borrower or any other Guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until Full Payment of all of the Guarantied Obligations and all other amounts payable under this Guaranty and all of the Obligations have been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Payee and shall forthwith be paid to the Payee, to be credited and applied to the Guarantied Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Note, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Guaranty thereafter arising.

(v)           Each of the Guarantors represents, warrants, and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by law.

3.            Revival and Reinstatement. If the incurrence or payment of the Guarantied Obligations or the obligations of Guarantor under this Guaranty by Guarantor or the transfer by Guarantor to the Payee of any property of Guarantor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Payee is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Payee is required or elects to repay or restore, and as to all reasonable and documented (with itemized invoice) costs, expenses, and attorneys’ fees of the Payee related thereto, the liability of Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

4.            Financial Condition of Guarantors. Each Guarantor represents and warrants to the Payee that it has read and understands the terms and conditions of the Note and each other Loan Document. Each Guarantor hereby covenants that it will continue to keep itself informed of the financial condition of other Guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guarantied Obligations.

5.            Payments; Application. All payments to be made hereunder by any Guarantor shall be made in the Dollars, in immediately available funds, and without deduction (whether for taxes or otherwise) or offset and shall be applied to the Guarantied Obligations in accordance with the terms of the Note.

6.            Notices. All notices and other communications hereunder to the Payee shall be in writing and shall be mailed, sent, or delivered in accordance Section 14 of the Note. All notices and other communications hereunder to Guarantor shall be in writing and shall be mailed, sent, or delivered in care of the Borrower in accordance with Section 14 of the Note.

7.            Cumulative Remedies. No remedy under this Guaranty, under the Note, or any other Loan Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Guaranty, under the Note, or any other Loan Document, and those provided by law. No delay or omission by the Payee to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof. No failure on the part of the Payee to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise thereof or the exercise of any other right.

8.            Severability of Provisions. Each provision of this Guaranty shall be severable from every other provision of this Guaranty for the purpose of determining the legal enforceability of any specific provision.

9.            Entire Agreement; Amendments. This Guaranty constitutes the entire agreement between Guarantor and the Payee pertaining to the subject matter contained herein. This Guaranty may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except in accordance with Section 8 of the Note. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.

10.            Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and permitted assigns and shall inure to the benefit of the successors and permitted assigns of the Payee; provided, however, that except as expressly provided in the Note, no Guarantor shall assign this Guaranty or delegate any of its duties hereunder without the Payee’s prior written consent and any unconsented to assignment shall be absolutely null and void. In the event of any permitted assignment, participation, or other transfer of rights by the Payee in accordance with Section 11 of the Note, the rights and benefits herein conferred upon the Payee shall automatically extend to and be vested in such assignee or other transferee.

11.            No Third Party Beneficiary. This Guaranty is solely for the benefit of the Payee and its successors and permitted assigns and may not be relied on by any other Person.

12.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)            THE VALIDITY OF THIS GUARANTY, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS GUARANTY SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE PAYEE’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE PAYEE ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GUARANTOR AND THE PAYEE WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12.

(c)            TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR AND THE PAYEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH GUARANTOR AND THE PAYEE REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)            EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE PAYEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)            NO CLAIM MAY BE MADE BY ANY GUARANTOR AGAINST THE PAYEE, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, PAYEE, OR ATTORNEY-IN- FACT OF ANY OF THE PAYEE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH, AND EACH GUARANTOR HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.            Counterparts; Telefacsimile Execution. This Guaranty is a Loan Document. This Guaranty may be executed (which may be done by electronic means) in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Guaranty. Delivery of an executed counterpart of this Guaranty by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Guaranty. Any party delivering an executed counterpart of this Guaranty by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Guaranty but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Guaranty.

14.            Termination. Upon Full Payment of all of the Guarantied Obligations and all other amounts payable under this Guaranty (other than contingent amounts under any indemnity for which a Claim has not been made), this Guaranty shall automatically terminate.

15.            Agreement to be Bound. Each Guarantor hereby agrees to be bound by each and all of the terms and provisions of the Note applicable to such Guarantor. Without limiting the generality of the foregoing, by its execution and delivery of this Guaranty, each Guarantor hereby: (a) makes to the Payee each of the representations and warranties set forth in the Note applicable to such Guarantor fully as though such Guarantor were a party thereto, and such representations and warranties are incorporated herein by this reference, mutatis mutandis; and (b) agrees and covenants (i) to do each of the things set forth in the Note that the Borrower agrees and covenants to cause Guarantors to do, and (ii) to not do each of the things set forth in the Note that the Borrower agrees and covenants to cause Guarantors not to do, in each case, fully as though Guarantors were party thereto, and such agreements and covenants are incorporated herein by this reference, mutatis mutandis.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty as of the date first written above.

GUARANTOR[S]:	[ ], a [ ]

By:
Name:
Title:

Signature Page to Guaranty

Exhibit B

Closing Checklist

(See attached.)

WHEELS UP FINANCING

$15M Senior Secured Promissory Note

CLOSING CHECKLIST

Payee	Delta Air Lines, Inc.
Borrower	Wheels Up Experience Inc.
Guarantors	As set forth on the signature pages to the Guaranty
K&E	Kirkland & Ellis LLP, counsel to the Borrower
DPW	Davis Polk & Wardwell LLP, counsel to the Payee

1. PROMISSORY NOTE AND OTHER NOTE DOCUMENTS
1.1.	Secured Promissory Note
1.1.2.	Schedules to Secured Promissory Note
Schedule 1: Post-Closing Actions
1.1.3.	Exhibits to Secured Promissory Note
Exhibit A: Form of Guaranty
Exhibit B: Closing Checklist
1.2.	Guaranty
1.3.	Intercompany Subordination Agreement
1.4.	Letter of Direction
1.5.	Funds Flow Memo
2. COLLATERAL DOCUMENTS
2.1.	Security Agreement
2.1.2.	Schedules to Security Agreement
Schedule 1: Entity Names; Capital Structure
Schedule 2: Equity Interests
Schedule 3: Deposit Accounts, Securities Accounts, Commodities Accounts
2.2.	FAA Mortgage
2.3.	Lien Searches
UCC
Judgments, Pending Litigation and Bankruptcy
Tax Liens (Federal and State)
FAA
2.4.	UCC-1s
3. BORROWER DOCUMENTS
3.1.	NY, DE and CA Legal Opinions of K&E
3.2.	Closing Certificate for the Borrower certifying (i) representations and warranties in Section 4 are true and current and (ii) absence of any default or Event of Default
3.3.	Secretary’s Certificate for each Obligor
3.4.	Certificate as to good standing for each Obligor